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                                                                      EXHIBIT 2

                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  VIRAGEN, INC.

         VIRAGEN, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         The amendment to the Corporation's certificate of Incorporation as set forth in the following resolution approved by the Company's Board of Directors and stockholders was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

                  RESOLVED...the Board hereby authorizes an amendment to its Certificate of Incorporation to increase its authorized capital from 20,000,000 shares of Common Stock, $.01 par value, to 50,000,000 shares of Common Stock, $.01 par value, and in particular, the Board hereby approves an amendment to Article FOURTH of the Certificate of Incorporation, as amended, to increase the Common Stock, $.01 par value, and shall read in its entirety as follows:

                  "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Fifty-One Million (51,000,000) of which One Million (1,000,000) shares shall be Preferred Stock, $1.00 par value, and Fifty Million (50,000,000) shares shall be Common Stock, $.0l par value. The Preferred Stock shall be issued from time to time in one or more series with such distinctive serial designations and (a) may have such voting powers, full or limited, or may be without voting power; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of the Corporation; (e) may be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, at such price or prices or at such rates of exchange and with such adjustments; and (f) shall have such other relative, participating, optional or other special rights, qualifications, limitations, or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock from time to time adopted by the Board of Directors, pursuant to authority so to do which is hereby expressly vested in the Board of Directors.



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                  Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on all matters on which holders of shares of Common Stock are entitled to vote.

                  The number of authorized shares of any class of stock of the Corporation, including but without limitation, the Preferred Stock and the Common Stock, may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote."

         IN WITNESS WHEREOF, Viragen, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Dennis W. Healey, Chairman of the Board, Chief Executive Officer and President, and attested to by Lawrence E. Jaffe, Secretary, and the seal of the Company has been duly affixed hereto, this 11th day of May, 1993.

                                            VIRAGEN, INC.

[Corporate Seal]

                                            By:  /s/ DENNIS W. HEALEY
                                               -------------------------------
                                            DENNIS W. HEALEY, Chairman of the
                                            Board, Chief Executive Officer and
                                            President

ATTEST:

/s/ LAWRENCE E. JAFFE
------------------------------
LAWRENCE E. JAFFE, Secretary




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